Exhibit (l)(2)

SUBSCRIPTION AGREEMENT

For and in consideration of the mutual agreements herein contained, BCS Financial Services Corporation (“BCSFSC”) hereby agrees to purchase from Plan Investment Fund, Inc., a Maryland corporation (the “Investment Company”), and the Investment Company agrees to issue to BCSFSC, one Participation Certificate of the Ultrashort Duration Government Portfolio and one Participation Certificate of the Ultrashort Duration Bond Portfolio of the Investment Company (the “Suscription PCs”) for a purchase price of Ten Dollars ($10.00) per Participation Certificate (the “Consideration”), upon the terms and conditions set forth herein.

BCSFSC agrees to purchase the Subscription PCs and to pay the full Consideration therefor upon demand to the Investment Company.

BCSFSC hereby confirms to the Investment Company its representations that it is purchasing the Subscription PCs for investment purposes, with no present intention of reselling any portion thereof, and its agreement that in the event it should dispose of any of the Subscription PCs, such transaction will be effected by redeeming such Subscription PCs through the Investment Company.

Dated as of February     , 2012

BCS Financial Services Corporation

By:
Name:
Title:

Subscription Accepted:

PLAN INVESTMENT FUND, INC.

By:
Name:
Title: